                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 2)

                   Under the Securities Exchange Act of 1934*



                           GTECH Holdings Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   40051-810-6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:                                  [ ] Rule 13d-1(b)
                                                               [X] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-----------------------                                        -----------------
CUSIP No. - 40051-810-6                                        Page 2 of 9 Pages
-----------------------                                        -----------------


--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       ESL Partners, L.P., a Delaware limited partnership 22-2875193
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  [X]
                                                                        (b)  [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

            NUMBER OF                     738,080
             SHARES         ----------------------------------------------------
          BENEFICIALLY      6      SHARED VOTING POWER
            OWNED BY
              EACH                        0
           REPORTING        ----------------------------------------------------
             PERSON         7      SOLE DISPOSITIVE POWER
              WITH
                                          738,080
                            ----------------------------------------------------
                            8      SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 1,128,600
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES                                                         [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 3.84%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                 PN
--------------------------------------------------------------------------------

-----------------------                                        -----------------
CUSIP No. - 40051-810-6                                        Page 3 of 9 Pages
-----------------------                                        -----------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Bermuda
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER

                                           158,652
           NUMBER OF          --------------------------------------------------
             SHARES           6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                       0
              EACH            --------------------------------------------------
           REPORTING          7      SOLE DISPOSITIVE POWER
             PERSON
              WITH                         158,652
                              --------------------------------------------------

                              8      SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,128,600
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       3.84%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                       CO
--------------------------------------------------------------------------------

-----------------------                                        -----------------
CUSIP No. - 40051-810-6                                        Page 4 of 9 Pages
-----------------------                                        -----------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [X]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                               5      SOLE VOTING POWER

                                           36,643
            NUMBER OF          -------------------------------------------------
             SHARES            6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                       0
              EACH             -------------------------------------------------
           REPORTING           7      SOLE DISPOSITIVE POWER
             PERSON
              WITH                         36,643
                               -------------------------------------------------
                               8      SHARED DISPOSITIVE POWER

                                           0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,128,600
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       3.84%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                       PN
--------------------------------------------------------------------------------

-----------------------                                        -----------------
CUSIP No. - 40051-810-6                                        Page 5 of 9 Pages
-----------------------                                        -----------------

--------------------------------------------------------------------------------
      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                       ESL Investors, L.L.C.
                       13-4095958
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [X]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
      3       SEC USE ONLY


--------------------------------------------------------------------------------
      4       CITIZENSHIP OR PLACE OR ORGANIZATION

                       Delaware
--------------------------------------------------------------------------------
                                 5      SOLE VOTING POWER

                                             195,225
            NUMBER OF            -----------------------------------------------
             SHARES              6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         0
              EACH               -----------------------------------------------
           REPORTING             7      SOLE DISPOSITIVE POWER
             PERSON
              WITH                           195,225
                                 -----------------------------------------------
                                 8      SHARED DISPOSITIVE POWER

                                             0
--------------------------------------------------------------------------------
      9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       1,128,600
--------------------------------------------------------------------------------
      10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES                                                 [ ]

--------------------------------------------------------------------------------
      11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       3.84%
--------------------------------------------------------------------------------
      12      TYPE OF REPORTING PERSON

                       OO
--------------------------------------------------------------------------------

                                                               -----------------
                                                               Page 6 of 9 Pages
                                                               -----------------

Item 1(a)         Name of Issuer:


                  GTECH Holdings Corporation

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  55 Technology Way
                  West Greenwich, Rhode Island 02817

Item 2(a)         Names of Persons Filing:

                  ESL Partners, L.P.
                  ESL Limited
                  ESL Institutional Partners, L.P.
                  ESL Investors, L.L.C.

Item 2(b)         Addresses of Principal Business Offices:

                  ESL Partners, L.P., ESL Institutional Partners, L.P., and ESL
                    Investors, L.L.C.:
                  One Lafayette Place
                  Greenwich, CT 06830

                  ESL Limited
                  Hemisphere House
                  9 Church Street
                  Hamilton, Bermuda

Item 2(c)         Citizenship:

                  ESL Partners, L.P. -- Delaware
                  ESL Limited -- Bermuda
                  ESL Institutional Partners, L.P. -- Delaware
                  ESL Investors, L.L.C. -- Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e)         CUSIP Number:

                  40051-810-6

                                                               -----------------
                                                               Page 7 of 9 Pages
                                                               -----------------

Item 3            Status of Persons Filing:


                  (a)    [  ] Broker or dealer registered under section 15 of
                              the Act (15 U.S.C. 78o);

                  (b)    [  ] Bank as defined in section 3(a)(6) of the Act (15
                              U.S.C. 78c);

                  (c)    [  ] Insurance company as defined in section 3(a)(19)
                              of the Act (15 U.S.C. 78c);

                  (d)   [  ] Investment company registered under section 8 of
                             the Investment Company Act of 1940 (15 U.S.C.
                             80a-8);

                  (e)   [  ] An investment adviser in accordance
                             with Section 240.13d-1(b)(1)(ii)(E);

                  (f)   [  ] An employee benefit plan or endowment fund in
                             accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g)   [  ] A parent holding company or control person in
                             accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h)   [  ] A savings association as defined in Section 3(b)
                             of the Federal Deposit Insurance Act (12 U.S.C.
                             1813);

                  (i)   [ ]  A church plan that is excluded from the definition
                             of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)   [ ]  Group, in accordance with Section 240.13d-1(b)(1)
                             (ii)(J).

Item 4            Ownership:


                  (a) Amount Beneficially Owned: 1,128,600 shares of Common Stock, par value $.01 per share.

                         This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), and ESL Investors, L.L.C., a Delaware limited liability company ("Investors") sometimes referred to collectively as the "ESL Reporting Group." The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation. ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. In the aforementioned capacities, ESL, Limited, Institutional, and Investors each may be deemed to be the beneficial owner of the shares of GTECH Holdings Corporation common stock beneficially owned by the other members of the group.

                         As of June 5, 2001: (i) ESL was the record owner of 738,080 shares of common stock of GTECH Holdings Corporation; (ii) Limited was the record owner of 158,652 shares of common stock of GTECH Holdings Corporation; (iii) Institutional was the record owner of 36,643 shares of common stock of GTECH Holdings Corporation; and (iv) Investors was the record owner of 195,225 shares of common stock of GTECH Holdings Corporation.

                                                               -----------------
                                                               Page 8 of 9 Pages
                                                               -----------------

                  (b)    Percent of Class: 3.84%.

                  (c)    Number of shares as to which each person has:

                         (i)   sole power to vote or to direct the vote:

                                    See Item 5 of each cover page.

                         (ii)  shared power to vote or to direct the vote: 0.

                         (iii) sole power to dispose or to direct the
                               disposition of:

                                    See Item 7 of each cover page.

                         (iv) shared power to dispose or to direct the disposition of: 0.

Item 5 Ownership of 5% or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X]

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By The Parent Holding
                  Company:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  See Item 4(a).

Item 9            Notice of Dissolution of Group:

                  Not applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               -----------------
                                                               Page 9 of 9 Pages
                                                               -----------------

                                   SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 5, 2001

                             ESL PARTNERS, L.P.

                             By:    RBS Partners, L.P., its general partner
                             By:    ESL Investments, Inc., its general partner

                                    By:   /s/ Edward S. Lampert
                                          -------------------------------
                                               Edward S. Lampert
                                               Chairman

                             ESL LIMITED

                             By:    ESL Investment Management, LLC, its
                                    investment manager

                                    By:   /s/ Edward S. Lampert
                                          -------------------------------
                                               Edward S. Lampert
                                               Managing Member

                             ESL INSTITUTIONAL PARTNERS, L.P.

                             By:    RBS Investment Management, LLC,
                                    its general partner

                                    By:   /s/ Edward S. Lampert
                                          -------------------------------
                                               Edward S. Lampert
                                               Managing Member

                             ESL INVESTORS, L.L.C.

                             By:    RBS Partners, L.P., its manager
                             By:    ESL Investments, Inc., its general partner

                                    By:   /s/ Edward S. Lampert
                                          -------------------------------
                                               Edward S. Lampert
                                               Chairman

                               INDEX TO EXHIBITS



EXHIBIT
NUMBER          DESCRIPTION
-------         -----------

  1 Joint Filing Agreement, dated as of April 10, 2000, entered into by and among ESL Partners, L.P., ESL Limited, ESL
                Institutional Partners, L.P., and ESL Investors, L.L.C.
                (incorporated herein by reference to Exhibit 1 to Schedule 13G filed on April 10, 2000).